Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Snowden Inc. on Form SB-2A amendment number 1, registration no 333-144857 of our report dated July 5, 2007 with respect to our audits of the consolidated financial statements of Snowden Inc. and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
New York, New York
January 25, 2008